Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2026, relating to the financial statements of Allient Inc. and the effectiveness of Allient Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Allient Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Williamsville, NY

March 30, 2026